Exhibit 10.1
AMERIGAS PROPANE, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

i

ARTICLE I
STATEMENT OF PURPOSE
Sec. 1.01 Purpose. In recognition of the services provided to AmeriGas Propane, Inc. (“AGP”) by certain senior management and highly compensated employees, AGP maintains the AmeriGas Propane, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”) to provide such employees with retirement benefits that would otherwise be unavailable because of the nondiscrimination tests and deferral limitations to the AmeriGas Propane, Inc. 401(k) Savings Plan (the “AGP 401(k) Plan”) mandated under the Internal Revenue Code. The Plan is effective February 1, 2007, under the terms and conditions hereinafter set forth.
ARTICLE II
DEFINITIONS
Sec. 2.01 “Account” shall mean the account or accounts maintained on the books of AGP used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.
Sec. 2.02 “Administrative Committee” shall mean the administrative committee designated pursuant to Article VII of the Plan to administer the Plan in accordance with its terms.
Sec. 2.03 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
Sec. 2.04 “AGP” shall mean AmeriGas Propane, Inc.
Sec. 2.05 “AGP 401(k) Plan” shall mean the AmeriGas Propane, Inc. 401(k) Savings Plan.
Sec. 2.06 “Beneficiary” shall mean the person or entity designated by a Participant, in a written instrument submitted to the Administrative Committee. In the event the Participant fails to properly designate a Beneficiary or in the event that the Participant is predeceased by all designated primary and secondary Beneficiaries, the death benefit shall be payable to the Participant surviving-spouse or, if none, to the Participant’s estate.
Sec. 2.07 “Board” shall mean the Board of Directors of AGP.
Sec. 2.08 “Compensation/Pension Committee” shall mean the Compensation/Pension Committee of the Board or such other committee designated by the Board of AGP to perform certain functions with respect to the Plan.
Sec. 2.09 “Compensation” shall mean, for any Plan Year, the total remuneration paid by the Employer to or on behalf of the Participant during the Plan Year, exclusive of compensation paid or accrued with respect to service performed prior to the date on which the Employee became a Participant. Compensation shall include basic salary or wages, annual incentive bonuses, commissions and all other direct current money compensation (other than long-term incentive plan payments and severance pay), amounts paid in reimbursement of, or in lieu of, expenses incurred by the Participant in the performance of his duties, and the value of non-money awards or gifts made by the Employer; provided, however, that Compensation shall be determined prior to giving effect to any salary reduction election made pursuant to the terms of any plan.

Sec. 2.10 “Effective Date” shall mean February 1, 2007.
Sec. 2.11 “Eligible Employee” shall mean an Employee who is eligible to participate in the Plan for a particular Plan Year as designated and approved by the Administrative Committee in its sole discretion; provided, however, that to qualify as an “Eligible Employee” for purposes of the Plan, the Employee must be a member of a “select group of management or highly compensated employees” within the meaning of sections 201, 301 and 401 of ERISA, as determined by the Administrative Committee.
Sec. 2.12 “Employee” shall mean any person in the employ of AGP or any successor employer other than a person (i) whose terms and conditions of employment are determined through collective bargaining with a third party or (ii) who is characterized as an independent contractor by AGP, no matter how characterized by a court or government agency. No retroactive characterization of an individual’s status for any other purpose shall make an individual an “Employee” for purposes hereof unless specifically determined otherwise by AGP for the purposes of this Plan.
Sec. 2.13 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
Sec. 2.14 “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.
Sec. 2.15 “Key Employee” shall mean an employee who, at any time during the 12-month period ending on the identification date (defined below), is (i) an officer of AGP or a member of its controlled group (as determined for purposes of section 416(i) of the Internal Revenue Code) who has annual compensation greater than $135,000 (or such other amount as may be in effect under section 416(i)(1) of the Internal Revenue Code), (ii) a 5% owner of AGP or (iii) a 1% owner of AGP who has annual compensation greater than $150,000. The identification date shall be each December 31, and the determination of Key Employees as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of Key Employees, including the number and identity of persons considered officers, shall be made by the Administrative Committee in accordance with the provisions of sections 416(i) and 409A of the Internal Revenue Code and the regulations issued thereunder.
Sec. 2.16 “Participant” shall mean any Eligible Employee who is designated and approved by the Administrative Committee to participate in this Plan. Such Eligible Employee shall remain a Participant in this Plan until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.
Sec. 2.17 “Plan Year” shall mean the period beginning on February 1, 2007 and ending on December 31, 2007, and thereafter, each calendar year.

Sec. 2.18 “Plan” shall mean the AmeriGas Propane, Inc. Non-Qualified Deferred Compensation Plan as set forth herein, and as the same may from time-to-time hereafter be amended.
Sec. 2.19 “Postponement Period” shall mean, for a Key Employee, the period of six months after separation from service (or such other period as may be required by Section 409A of the Internal Revenue Code), during which Plan benefits may not be paid to the Key Employee under Section 409A of the Internal Revenue Code.
Sec. 2.20 “Subsidiary” shall mean any corporation in which AGP, directly or indirectly, owns at least a fifty percent (50%) interest or an unincorporated entity of which AGP, directly or indirectly, owns at least fifty percent (50%) of the profits or capital interests.
Sec. 2.21 “Valuation Date” shall mean the last day of the Plan Year and each other interim date during the Plan Year or dates determined by the Administrative Committee.
ARTICLE III
PARTICIPATION AND VESTING
Sec. 3.01 Participation. The Administrative Committee shall be authorized to designate who, from among the Eligible Employees, shall be a Participant for purposes of the Plan.
Sec. 3.02 Vesting. A Participant, at all times, shall have a fully (100%) vested and nonforfeitable interest in his Account under the Plan.
Sec. 3.03 Rehired Employees. An Eligible Employee who terminates employment with AGP and is rehired in the same Plan Year may not commence contributions under the Plan until the next Plan Year; provided, however, he must make an election to reduce his Compensation prior to the start of the Plan Year, in a manner prescribed by the Administrative Committee, and his resumption of participation must be approved by the Administrative Committee. If an employee is rehired after the beginning of a subsequent Plan Year, he may become a Participant in the Plan, if his resumption of participation in the Plan is approved by the Administrative Committee, by making an election to reduce Compensation, as soon as practicable, but, in any event, the election must be made within thirty (30) days of the rehire date. Any election made according to this Section 3.03 will become effective the first day of the month following thirty (30) days after the rehire date. Notwithstanding the foregoing, however, any election by a Participant, pursuant to this Section, to make an election to reduce Compensation shall apply only to Compensation earned after the date on which such election becomes effective.
Sec. 3.04 Newly Hired Employees. Any newly hired Eligible Employees, who has been designated as a Participant by the Administrative Committee, may make an election to reduce Compensation, as soon as practicable, but, in any event, the election must be made within thirty (30) days of the date of such designation. Any election made according to this Section 3.04 will become effective the first day of the month following thirty (30) days after the hire date.

ARTICLE IV
BENEFITS
Sec. 4.01 Amount. For each Plan Year, a Participant’s Account shall be credited by AGP with an amount equal to the amount of the Participant’s Compensation by which each Participant elects, in the manner prescribed by the Administrative Committee, to reduce his Compensation through payroll reductions, on and after the effective date of the election, from one percent (1%) to twenty-five percent (25%), in whole percentages, of his Compensation. The maximum annual amount by which the Participant may reduce his Compensation under the Plan is $10,000. Notwithstanding the foregoing, a Participant who takes a hardship withdrawal from the AGP 401(k) Plan shall have his payroll reductions and corresponding credit to his Account automatically suspended for a period of six months, to the extent required by final Treasury Regulations governing such hardship withdrawals and for such longer period as may be required by section 409A of the Code and the Treasury Regulations promulgated thereunder. A Participant whose payroll reductions have been suspended due to a hardship withdrawal from the AGP 401(k) Plan may recommence participation in the Plan (assuming such Participant continues to be eligible to participate) in a subsequent Plan Year by making an Compensation reduction election, in the manner prescribed by the Administrative Committee, prior to the beginning of the applicable Plan Year; provided, however, that any such subsequent election to reduce Compensation through payroll reductions will not become effective in the subsequent Plan Year until the applicable suspension period has expired as determined by the Administrative Committee.
Sec. 4.02 Investment of Account.
(a) For purposes of measuring the investment returns of his Account, a Participant may select, from the investment funds selected by the Administrative Committee, the investment funds in which all or part of his Account shall be deemed to be invested.
(b) A Participant shall make an investment designation by means of Fidelity’s netBenefits WebPage which shall remain effective until another valid direction has been made by the Participant. The Participant may amend his investment designation at such time or times as permitted by the Administrative Committee in its sole discretion, and in accordance with such procedures as may be established by the Administrative Committee.
(c) The investment funds deemed to be made available to the Participant, and any limitation on the maximum or minimum percentages of the Participant’s Account that may be deemed to be invested in any particular fund, shall be the same as from time-to-time communicated to the Participant by the Administrative Committee.
(d) In the absence of any Participant election directing the investment of his Account, a Participant shall be deemed to have elected that his Account be invested in the manner selected by the Administrative Committee for such circumstance.
(e) The Administrative Committee shall provide a statement at least annually to the Participant showing such information as is appropriate, including the aggregate amount in his Account as of a reasonably current date.

Sec. 4.03 Valuation of Account.
(a) AGP shall establish a bookkeeping Account for each Participant to which will be credited amounts described in Section 3.01 at such times and in accordance with such procedures as may be prescribed by the Administrative Committee. The Account shall be reduced to reflect any distributions from such Account. Such reductions shall be charged to the Account as of the date such distributions are made.
(b) As of each Valuation Date, income, gain and loss equivalents (determined as if the Account was invested in the manner set forth under Section 4.03, hereof) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Participant’s Account.
ARTICLE V
FORM AND TIMING OF BENEFIT DISTRIBUTION
Sec. 5.01 Form of Benefit Distributions. Benefits payable under the Plan shall be paid in a lump sum to the Participant or, in the event of death, the Participant’s Beneficiary.
Sec. 5.02 Timing of Benefit Distributions. Except as otherwise required by Section 5.04 below, benefits payable under the Plan shall be paid as soon as practicable after the earliest of a Participant’s (a) retirement, (b) termination of employment with AGP and Subsidiaries and Affiliates, or (c) disability, within the meaning of section 409A of the Internal Revenue Code. In no event shall such payment be made later than the later of (i) 90 days after a Participant experiences such retirement, termination of employment or disability, as the case may be, or (ii) December 31 of the year in which such a retirement, termination of employment or disability, as the case may be, occurs.
Sec. 5.03 Death Benefit. Upon the death of a Participant prior to the payment of benefits under this Plan, AGP shall pay to the Participant’s Beneficiary an amount equal to the Participant’s Account balance in the form of a lump-sum payment.
Sec. 5.04 Key Employees. If required by section 409A of the Internal Revenue Code, no benefits shall be paid to a Participant who is a Key Employee during the Postponement Period. If a Participant is a Key Employee and payment of benefits under the Plan is required to be delayed for the Postponement Period, the accumulated amounts withheld on account of section 409A of the Internal Revenue Code shall be paid in a lump-sum payment within 30 days after the end of the Postponement Period. If the Participant dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of section 409A of the Internal Revenue Code shall be paid to the Participant’s surviving spouse within 60 days after the Participant’s death.

ARTICLE VI
FUNDING OF BENEFITS
Sec. 6.01 Source of Funds. The Board may, but shall not be required to, authorize the establishment of a rabbi trust for the benefits described herein. In any event, AGP’s obligation hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to any specific assets of AGP or any such vehicle.
ARTICLE VII
THE COMMITTEES
Sec. 7.01 Appointment and Tenure of Administrative Committee Members. The Administrative Committee shall consist of one or more persons who shall be appointed by and serve at the pleasure of the Compensation/Pension Committee. Any Administrative Committee member may resign by delivering his or her written resignation to the Compensation/Pension Committee. Vacancies arising by the death, resignation or removal of an Administrative Committee member may be filled by the Compensation/Pension Committee.
Sec. 7.02 Meetings; Majority Rule. Any and all acts of the Administrative Committee taken at a meeting shall be by a majority of all members of the Administrative Committee. The Administrative Committee may act by vote taken in a meeting (at which a majority of members shall constitute a quorum). The Administrative Committee may also act by unanimous consent in writing without the formality of convening a meeting.
Sec. 7.03 Delegation. The Administrative Committee may, by majority decision, delegate to each or any one of its members, authority to sign any documents on its behalf, or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Administrative Committee, even though such person alone may sign any document required by third parties. The Administrative Committee shall elect one of its members to serve as Chairperson. The Chairperson shall preside at all meetings of the Administrative Committee or shall delegate such responsibility to another Administrative Committee member. The Administrative Committee shall elect one person to serve as Secretary to the Administrative Committee. All third parties may rely on any communication signed by the Secretary, acting as such, as an official communication from the Administrative Committee.
Sec. 7.04 Authority and Responsibility of the Administrative Committee. The Administrative Committee shall have only such authority and responsibilities as are delegated to it by the Compensation/Pension Committee or specifically under this Plan. Among those delegable authorities and responsibilities are:
(a) maintenance and preservation of records relating to Participants, former Participants, and their beneficiaries;
(b) preparation and distribution to Participants of all information and notices required under federal law or the provisions of the Plan;

(c) preparation and filing of all governmental reports and other information required under law to be filed or published;
(d) construction of the provisions of the Plan, to correct defects therein and to supply omissions thereto;
(e) engagement of assistants and professional advisers;
(f) arrangement for bonding, if required by law; and
(g) promulgation of procedures for determination of claims for benefits.
Sec. 7.05 Compensation of Administrative Committee Members. The members of the Administrative Committee shall serve without compensation for their services as such, but all expenses of the Administrative Committee shall be paid or reimbursed by AGP.
Sec. 7.06 Committee Discretion. Any discretion, actions or interpretations to be made under the Plan by the Administrative Committee or by the Compensation/Pension Committee on behalf of AGP shall be made in its sole discretion, not acting in a fiduciary capacity, need not be uniformly applied to similarly situated individuals, and shall be final, binding and conclusive upon the parties.
Sec. 7.07 Indemnification of the Committees. Each member of the Administrative Committee and each member of the Compensation/Pension Committee shall be indemnified by AGP against costs, expenses and liabilities (other than amounts paid in settlement to which AGP does not consent) reasonably incurred by the member in connection with any action to which the member may be a party by reason of the member’s service on the applicable Committee, except in relation to matters as to which the member shall be adjudged in such action to be personally guilty of gross negligence or willful misconduct in the performance of the member’s duties. The foregoing right to indemnification shall be in addition to such other rights as the Administrative Committee member or the Compensation/Pension Committee member may enjoy as a matter of law or by reason of insurance coverage of any kind, but shall not extend to costs, expenses and/or liabilities otherwise covered by insurance or that would be so covered by any insurance then in force if such insurance contained a waiver of subrogation. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Administrative Committee member or the Compensation/Pension Committee member may be entitled pursuant to the by-laws of AGP. Service on the Administrative Committee or the Compensation/Pension Committee shall be deemed in partial fulfillment of the applicable Committee member’s function as an employee, officer, or director of AGP, if the Committee member also serves in that capacity.
ARTICLE VIII
AMENDMENT AND TERMINATION
Sec. 8.01 Amendment. The provisions of the Plan may be amended at any time and from time to time by a resolution of the Board; provided, however, that no such amendment shall serve to reduce the benefit that has accrued on behalf of a Participant as of the effective date of the amendment, and, provided further, however, that the Compensation/Pension Committee may make such amendments as are necessary to keep the Plan in compliance with applicable law and minor amendments which do not materially affect the rights of the Participants or significantly increase the cost to AGP, AmeriGas Partners, L.P. or AmeriGas Propane, L.P.

Sec. 8.02 Plan Termination. While it is AGP’s intention to continue the Plan indefinitely in operation, the right is, nevertheless, reserved to terminate the Plan in whole or in part at any time for any reason without either the consent of or prior notice to any Participant. No such termination shall reduce the benefit that has accrued on behalf of a Participant as of the effective date of the termination, but AGP may immediately distribute all accrued benefits upon termination of the Plan in accordance with section 409A of the Internal Revenue Code.
ARTICLE IX
CLAIMS PROCEDURES
Sec. 9.01 Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “claimant”), or requesting information under the Plan shall present the request in writing to the Administrative Committee, which shall respond in writing or electronically. The notice advising of the denial shall be furnished to the claimant within 90 days of receipt of the benefit claim by the Administrative Committee, unless special circumstances require an extension of time to process the claim. If an extension is required, the Administrative Committee shall provide notice of the extension prior to the termination of the 90 day period. In no event may the extension exceed a total of 180 days from the date of the original receipt of the claim.
Sec. 9.02 Denial of Claim. If the claim or request is denied, the written or electronic notice of denial shall state:
(a) The reason(s) for denial;
(b) Reference to the specific Plan provisions on which the denial is based;
(c) A description of any additional material or information required and an explanation of why it is necessary; and
(d) An explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including the right to bring a civil action under section 502(a) of ERISA.
Sec. 9.03 Final Decision. The decision on review shall normally be made within 60 days after the Administrative Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing or in electronic form and shall:
(a) State the specific reason(s) for the denial;
(b) Reference the relevant Plan provisions;

(c) State that the claimant is entitled to receive, upon request and free of charge, and have reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and
(d) State that the claimant may bring an action under section 502(a) of ERISA.
All decisions on review shall be final and bind all parties concerned.
Sec. 9.04 Review of Claim. Any claimant whose claim or request is denied or who has not received a response within 60 days may request a review by notice given in writing or electronic form to the Administrative Committee. Such request must be made within 60 days after receipt by the claimant of the written or electronic notice of denial, or in the event the claimant has not received a response, 60 days after receipt by the Administrative Committee of the claimant’s claim or request. The claim or request shall be reviewed by the Administrative Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
ARTICLE X
MISCELLANEOUS PROVISIONS
Sec. 10.01 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant under the Plan shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the Plan, except any right to designate a beneficiary or beneficiaries in connection with any form of benefit payment providing benefits after the Participant’s death.
Sec. 10.02 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or Employee, or any person whomsoever, the right to be retained in the service of AGP, and all Participants and other Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Sec. 10.03 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such validity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.
Sec. 10.04 Heirs, Assigns and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Sec. 10.05 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Sec. 10.06 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.
Sec. 10.07 Controlling Law. The Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law, which shall otherwise control, and exclusive of any Pennsylvania choice of law provisions.
Sec. 10.08 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge AGP, the Board, the Administrative Committee, the Compensation/Pension Committee and all other parties with respect thereto.
Sec. 10.09 Lost Payees. A benefit (including accrued interest) shall be deemed forfeited if the Board or the Administrative Committee is unable to locate a Participant to whom payment is due; provided, however, that such benefit shall be reinstated if a claim is made by the proper payee for the forfeited benefit.
Sec. 10.10 Obligations of AGP. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to AGP, then AGP may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Administrative Committee.
Sec. 10.11 Withholding. AGP shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or Federal law.
Sec. 10.12 Section 409A. The Plan is intended to comply with the requirements of section 409A of the Internal Revenue Code. Notwithstanding anything in the Plan to the contrary, allocations to the Plan shall be made consistent with section 409A, and distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Internal Revenue Code. All payments under the Plan shall be subject to applicable tax withholding.
IN WITNESS WHEREOF, and as evidence of its adoption of the Plan, AGP has caused the same to be executed by its duly authorized officer and its corporate seal to be affixed hereto as of the ___day of _________, 2007.

Attest:	AMERIGAS PROPANE, INC.

By:

Robert H. Knauss	President and Chief Executive Officer
Secretary
Date: ____ __, 2007